EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

MEDIA CONTACT:         Mark Scott, 404.459.7452, mscott@homebanc.com

WARREN Y. JOBE NAMED TO HOMEBANC CORP. BOARD OF DIRECTORS

ATLANTA, GA, August 26, 2004 – HomeBanc Corp. (NYSE : HMB) announced Warren Y. Jobe has been named to the company’s board of directors.

Jobe brings to HomeBanc’s board a wealth of knowledge and experience in public company finance and development. During his career, he served in a variety of leadership positions with Atlanta-based Southern Company, one of the largest utility companies in the country, and several of Southern Company’s subsidiary companies.

Most recently, he served as an executive vice president at Georgia Power Company and a senior vice president of corporate development at the Southern Company, holding those positions from 1998 to June 2001.

From 1982 to 1998, Jobe served as executive vice president and chief financial officer at Georgia Power. In all, he has worked for the Southern Company or one of its subsidiaries since 1971.

“Warren’s experience will be a tremendous asset to HomeBanc as we move forward as a public company,” said HomeBanc Corp. Chairman and CEO Patrick S. Flood. “His long-term knowledge about corporate finance, development and growth is just what HomeBanc needs at this important step.”

Noted HomeBanc Board Member Glenn T. Austin: “Warren’s roots in Atlanta’s business community go deep and his reputation as a leader and expert in his knowledge areas is well earned. In my previous role leading Fannie Mae in the Southeast, I crossed paths with Warren frequently and I look forward to working with him closely on the HomeBanc board.”

HomeBanc Corp. is the parent company of HomeBanc Mortgage, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. For more information about HomeBanc Corp., HomeBanc Mortgage, or the company’s mortgage products, contact HomeBanc at www.homebanc.com.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s SEC reports and filings under “Special Cautionary Notice Regarding Forward Looking Statements” and “Risk Factors.”

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